Exhibit 99.1

News Release

Weatherford Announces Second Quarter 2020 Results

•Total cash of $756 million as of June 30, 2020, a decrease of $8 million from March 31, 2020
•Signed financing commitment for $500 million of new senior secured first lien notes, subject to certain closing conditions
•Cash flows from operations of $31 million and unlevered free cash flow of $108 million
•Operating loss of $497 million and adjusted EBITDA of $79 million
•Cost savings plan expanded to deliver an expected $650 million of savings in 2020, of which approximately 85% has been implemented

Note: Upon completing its financial restructuring in late 2019, the Company adopted fresh-start accounting resulting in Weatherford becoming a new entity for accounting and financial reporting purposes. As required by GAAP, results up to and including December 13, 2019 are presented separately as the predecessor period (the “Predecessor” period) and results from December 14, 2019 and onwards are presented as the successor period (the “Successor” period). The results from these Predecessor and Successor periods are not comparable. Nevertheless, for discussion purposes herein, the Company has presented the results of the Predecessor and Successor periods as we believe this provides the most meaningful basis to analyze our results.

Houston, August 5, 2020 – Weatherford International plc (“Weatherford” or the “Company”) announced today its results for the second quarter of 2020.
On a GAAP basis, revenues for the second quarter of 2020 were $821 million, a decline of 32% sequentially and 37% year-on-year. Reported operating loss was $497 million in the second quarter of 2020, compared to an operating loss of $822 million in the first quarter of 2020 and $118 million in the second quarter of 2019. The Company’s second-quarter 2020 net loss was $581 million, compared to a net loss of $966 million in the first quarter of 2020 and $316 million in the second quarter of 2019. Second-quarter 2020 cash flows from operations were $31 million and capital expenditures were $35 million. Available liquidity of $771 million as of June 30, 2020 was comprised of $680 million of cash and cash equivalents and $91 million of availability under the Company’s senior secured asset-based lending agreement (the “ABL Credit Agreement”).
On a non-GAAP basis:
•Adjusted EBITDA [1][2] of $79 million declined 56% sequentially and 39% year-on-year and associated margins of 10% decreased 503 basis points sequentially and were flat year-on-year
•Unlevered free cash flow of $108 million [1] during the quarter improved $108 million sequentially and $306 million year-on-year
Karl Blanchard, Interim Chief Executive Officer and Chief Operating Officer, commented, “Disruptions to the global supply and demand of commodities and the resulting decline in prices, combined with COVID-related restrictions, led to unprecedented reductions in customer spending in the quarter. This had a material impact on the industry, with significant declines in activity in North America and internationally. As such, we aggressively expanded our cost reduction actions, and bolstered our financial strength, preserving our margins and enhancing our liquidity position.
“We are pleased to announce a new $500 million financing commitment which, subject to closing conditions, will strengthen the Company’s liquidity as it continues to support customers during this challenging environment.
“Global oil demand is in the early stages of what will likely be an uneven path to recovery, and we expect the market environment to remain challenging over the near-term. Over the medium- to long-term, the backlog of crude inventory, continued uncertainty associated with COVID-19 outbreaks and the resulting changes to global oil consumption patterns are expected to serve as headwinds for commodity prices, yielding a protracted timeline for a rebound in activity.
“We continue to focus on delivering operational excellence to our valued customers, making structural improvements to minimize the impact of activity reductions and further improve the Company’s operating efficiency. We began taking action early in the year, expanded our efforts in the quarter, and will take additional actions as needed going forward. We will maintain disciplined controls on costs and spending to maximize liquidity and preserve our margins as we progress through the cycle. We are proud of how our employees managed in this difficult environment, in both supporting our customers and executing on our plans.”

Notes:
[1] Adjusted EBITDA excludes, among other items, impairments on long-lived assets, including goodwill, property plant and equipment, right-of-use assets, and inventory. Unlevered free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets, plus cash paid for interest. Adjusted EBITDA and unlevered free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.
[2] In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding stock-based compensation expense. Additional detail for the current and historical periods is provided in the tables below.

Enhancing Liquidity
In conjunction with its emergence from bankruptcy, the Company obtained the $450 million ABL Credit Agreement and the $200 million senior secured letter of credit agreement (the “LC Credit Agreement”). Borrowing capacity under the ABL Credit Agreement is primarily driven by certain of the Company’s assets in North America, including working capital items such as accounts receivable and inventory. As activity in North America deteriorated during the first half of the year and working capital balances decreased, the Company’s availability under the ABL Credit Agreement reduced meaningfully below the $450 million facility size. This deterioration, combined with the fact that a meaningful portion of the Company’s operations are derived outside of North America, created a mismatch between the Company’s available liquidity and letter of credit capacity and its operational needs. As such, during the Company’s first quarter 2020 earnings release, the Company highlighted concerns around the uncertainty associated with its declining borrowing base.
On August 4, 2020 Weatherford signed a commitment letter for a senior secured first lien notes issuance that, assuming the conditions thereto are satisfied or waived and the notes issued, would substantially increase the Company’s liquidity and enhance its financial strength. Consistent with this financing commitment, and subject to the satisfaction of the conditions thereto, Weatherford expects to issue $500 million of new senior secured first lien notes maturing in September 2024. The proceeds of this note issuance are intended to be used to repay the ABL Credit Agreement, cash collateralize any letters of credit outstanding thereunder, and increase the Company’s liquidity position. This financing is subject to documentation and certain closing conditions that are more fully disclosed in the current report on Form 8-K filed by the Company on August 5, 2020. There can be no assurance that the closing conditions, many of which are beyond the control of the Company, will be satisfied or waived before the financing commitment expires on August 14, 2020.
In addition, the Company has reduced capital expenditures and is monetizing net working capital, with second-quarter 2020 unlevered free cash flow of $108 million having improved $108 million sequentially and $306 million year-on-year.
Weatherford was compliant with the financial covenants under its indentures, the ABL Credit Agreement, and its LC Credit Agreement as of June 30, 2020.

Preserving Margin
In light of current market conditions and the outlook for the coming quarters, Weatherford has significantly expanded its cost savings plan and the Company expects to generate $650 million of savings in 2020. Approximately 85% of these actions have already been implemented, with the remainder to be completed during the second half of 2020. On an annualized basis, these actions are expected to yield over $800 million of cost savings.
The Company took aggressive actions to reduce costs during the quarter, and the impact materialized in the Company’s second-quarter results. Second-quarter 2020 adjusted EBITDA margins were flat year-on-year, despite a 37% reduction in revenue over the same period, yielding year-on-year adjusted EBITDA decrementals of 10%.
Leveraging Our Portfolio
Weatherford was awarded a five-year deepwater tubular-running service contract for work in the Gulf of Mexico. As part of this award, Weatherford will design and manufacture equipment to run high-spec tubulars and will provide mechanized equipment for an efficient, hands-free operation. This award highlights the strength of Weatherford’s leading tubular-running services portfolio and leverages the Company’s technology, service quality and its unique solution-based approach.
The Company installed a customer’s first annulus gas-lift system (“AGLS”) in two wells as part of an offshore operation in Norway. The AGLS includes non-standard sizes of completion equipment in an all-new well design. To deliver the installations, the Weatherford team partnered with the customer’s engineering team during the planning, design and testing phases to provide several high-value solutions to its operations achieving a successful outcome. Additionally, certain services were performed remotely from onshore. The operation highlights how Weatherford is quickly adapting operational procedures and is closely collaborating with customers to address their challenges.
Weatherford deployed pressure pumping services in a high-pressure, high-temperature well for the first time in Southern Mexico. The Company used its AcidSure® acidizing system to optimize formulations and applied nodal analysis from its Interpretation and Evaluation Services group to deliver hydrocarbon production that was 30% higher than initial estimates. This operation is one of many highlights of how Weatherford is leveraging its broad portfolio of products and services to increase production at the wellsite.
Weatherford was awarded a large integrated project with a major drilling company in Iraq. The contract includes drilling and completing 20 wells in Southern Iraq, with the customer providing rigs, civil works and drilling services and Weatherford providing project management and all other services. This contract is a testament to the strength of Weatherford’s capabilities across the Middle East.
Weatherford was named “Contractor of the Year” by Santos for the operational performance the Company delivered on an offshore campaign in Australia. Weatherford replaced a competitor who had served on previous campaigns and the Company was expressly recognized for its enhancements to operational efficiency and safety.

Results by Operating Segment
Western Hemisphere

	Successor		Predecessor
			Quarter
	Quarter Ended		Ended	Variance
($ in Millions)	6/30/20	3/31/20	6/30/19	Seq.		YoY
Revenues:
North America	$172	$341	$420	(50)%		(59)%
Latin America	138	247	299	(44)%		(54)%
Total Revenues	$310	$588	$719	(47)%		(57)%

Adjusted Segment EBITDA	$6	$76	$57	(92)%		(89)%
% Margin	2%	13%	8%	(1,100)	bps	(600)	bps

Second-quarter 2020 Western Hemisphere revenues of $310 million decreased 47% sequentially and 57% year-on-year.
In North America, second-quarter 2020 revenues of $172 million declined by 50% sequentially due to activity reductions and production shut-ins in the United States and activity decreases in Canada associated with spring break-up and the COVID-19 pandemic. The 50% sequential revenue decline compares favorably to the market, as the average rig count in North America declined by 57% during the second quarter.
Second-quarter 2020 revenues of $138 million in Latin America declined 44% sequentially, driven primarily by activity reductions due to the COVID-19 pandemic. The activity reductions were the most significant in Argentina and Colombia, where average rig counts declined approximately 90% during the quarter and, for reference, Argentina and Colombia comprised approximately 50% of Weatherford’s revenues in Latin America in 2019.
Second-quarter 2020 adjusted segment EBITDA of $6 million decreased $70 million sequentially and associated margins of 2% decreased by 1,100 basis points versus the first quarter of 2020. The decline in adjusted segment EBITDA was driven by activity reductions in North and Latin America which were offset by meaningful reductions in fixed and variable costs, as evidenced by year-on-year adjusted segment EBITDA decrementals of 12%.

Eastern Hemisphere

	Successor		Predecessor
			Quarter
	Quarter Ended		Ended	Variance
($ in Millions)	6/30/20	3/31/20	6/30/19	Seq.		YoY
Revenues:
Middle East, North Africa & Asia	$341	$403	$362	(15)%		(6)%
Europe, SSA & Russia	170	224	228	(24)%		(25)%
Total Revenues	$511	$627	$590	(19)%		(13)%

Adjusted Segment EBITDA	$100	$127	$99	(21)%		1%
% Margin	20%	20%	17%	(70)	bps	280	bps

Second-quarter 2020 Eastern Hemisphere revenues of $511 million declined 19% sequentially and 13% year-on-year.
In the Middle East, North Africa, and Asia, second-quarter 2020 revenues of $341 million declined 15% sequentially, due to activity reductions associated with the COVID-19 pandemic and OPEC+ production cuts, which were partially offset by growth in Saudi Arabia driven by increased product sales.
Second-quarter 2020 revenues in Europe, Sub Saharan Africa and Russia of $170 million declined 24% sequentially, driven by activity reductions associated with the COVID-19 pandemic, particularly in Central and Eastern Europe as well as Sub Saharan Africa.
Second-quarter 2020 adjusted segment EBITDA of $100 million decreased $27 million sequentially and associated margins of 20% declined 70 basis points versus the first quarter of 2020. The decrease in adjusted segment EBITDA was primarily driven by the aforementioned reductions in activity and was partially offset by fixed and variable cost reductions, as evidenced by the 280 basis point year-on-year improvement in adjusted segment EBITDA margins.

Impairment and Restructuring Charges
In accordance with accounting guidelines, the Company is required to assess its goodwill, tangible and other intangible assets for impairment if events or changes in circumstances indicate the carrying value of the assets may not be recovered. Due to the challenging industry environment, management determined that impairment indicators existed and conducted an assessment resulting in impairment charges of $384 million during the second quarter of 2020. The charges are broken down as follows:
•Goodwill: $72 million
•Other intangible assets: $22 million
•Right of use assets: $15 million
•Property, plant, and equipment: $141 million
•Inventory: $134 million
Additionally, Weatherford recorded pre-tax restructuring and other charges of $79 million related to the Company’s headcount reductions, facility consolidation, and other activities.

About Weatherford
Weatherford is the leading wellbore and production solutions company. Operating in more than 80 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 19,000 team members and 600 locations, which include service, research and development, training, and manufacturing facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Conference Call Details
Weatherford will host a conference call on Wednesday, August 5, 2020, to discuss the results for the second quarter ending June 30, 2020. The conference call is scheduled to begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners can access the conference call online at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until August 15, 2020, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 10146042.
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Contacts
For Investors:
Sebastian Pellizzer
Senior Director, Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Christopher Wailes
Director, Global Media Engagement
+1 832-851-8308
christopher.wailes@weatherford.com

Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s quarterly and full-year non-GAAP earnings (loss) per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, cost savings plans, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; the duration and severity of the impact of the COVID-19 pandemic on oil and gas demand and commodity prices; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; the outcome of any discussions with our lenders and bondholders regarding the new senior secured notes contemplated to be issued or the terms of a potential financing or refinancing transaction and any resulting dilution to our shareholders; the outcome of any discussions with the lenders party to our LC Credit Agreement regarding an amendment thereto; realization of additional cost savings and operational efficiencies; and potential logistical issues and potential non-cash asset impairment charges for long-lived assets, intangible assets or other assets. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Quarterly Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor	Predecessor	Successor
	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	06/30/20	06/30/19	03/31/20
Revenues:
Western Hemisphere	$310	$719	$588
Eastern Hemisphere	511	590	627
Total Revenues	821	1,309	1,215

Operating Income (Loss):
Western Hemisphere	(23)	11	29
Eastern Hemisphere	15	28	18
Segment Operating Income (Loss)	(8)	39	47
Corporate Expenses	(26)	(32)	(26)
Impairments and Other Charges [1]	(463)	(239)	(843)
Gain on Sale of Business	—	114	—
Total Operating Loss	(497)	(118)	(822)

Other Income (Expense):
Interest Expense, Net	(59)	(160)	(58)
Reorganization Items	—	—	(9)
Other Non-Operating Expenses, Net	(11)	(1)	(25)
Net Loss Before Income Taxes	(567)	(279)	(914)
Income Tax Provision	(12)	(33)	(44)
Net Loss	(579)	(312)	(958)
Net Income Attributable to Noncontrolling Interests	2	4	8
Net Loss Attributable to Weatherford	$(581)	$(316)	$(966)

Loss Per Share Attributable to Weatherford:
Basic and Diluted	$(8.30)	$(0.31)	$(13.80)

Weighted Average Shares Outstanding:
Basic and Diluted	70	1,004	70
[1]See Quarterly Selected Statements of Operations Information Table for details of the impairments and other charges by quarter.

Weatherford International plc
Full Year Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor	Predecessor
	Six Months	Six Months
	Ended	Ended
	06/30/20	06/30/19
Revenues:
Western Hemisphere	$898	$1,445
Eastern Hemisphere	1,138	1,210
Total Revenues	2,036	2,655

Operating Income (Loss):
Western Hemisphere	6	20
Eastern Hemisphere	33	48
Segment Operating Income	39	68
Corporate Expenses	(52)	(64)
Impairments and Other Charges [1]	(1,306)	(535)
Gain on Sale of Business	—	112
Total Operating Loss	(1,319)	(419)

Other Income (Expense):
Interest Expense, Net	(117)	(315)
Reorganization Items	(9)	—
Other Non-Operating Expenses, Net	(36)	(10)
Net Loss Before Income Taxes	(1,481)	(744)
Income Tax Provision	(56)	(45)
Net Loss	(1,537)	(789)
Net Income Attributable to Noncontrolling Interests	10	8
Net Loss Attributable to Weatherford	$(1,547)	$(797)

Loss Per Share Attributable to Weatherford:
Basic and Diluted	$(22.10)	$(0.79)

Weighted Average Shares Outstanding:
Basic and Diluted	70	1,003
[1]See Quarterly Selected Statements of Operations Information Table for details of the impairments and other charges by quarter.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)
($ in Millions)

	6/30/2020	12/31/2019
Assets:
Cash and Cash Equivalents	$680	$618
Restricted Cash	76	182
Accounts Receivable, Net	927	1,241
Inventories, Net	862	972

Property, Plant and Equipment, Net	1,367	2,122
Goodwill	—	239
Intangibles, Net	875	1,114

Liabilities:
Accounts Payable	384	585
Short-term Borrowings and Current Portion of Long-term Debt	32	13
Long-term Debt	2,148	2,151

Shareholders’ Equity:
Total Shareholders’ Equity	1,305	2,916

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	32	13
Long-term Debt	2,148	2,151
Less: Cash and Cash Equivalents	680	618
Less: Restricted Cash	76	182
Net Debt [1]	$1,424	$1,364
[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Condensed Consolidated Statement of Cash Flows (Unaudited)
($ in Millions)

	Successor	Predecessor	Successor
	Six Months	Six Months	Three Months
	Ended	Ended	Ended
	6/30/2020	6/30/19	6/30/2020
Cash Flows From Operating Activities:
Net Loss	$(1,537)	$(789)	$(579)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operating Activities:
Depreciation and Amortization	270	239	113
Goodwill Impairment	239	331	72
Long-Lived Asset Impairments and Other	967	78	319
Gain on Sale of Business	—	(112)	—
Working Capital [1]	47	(174)	130
Other Operating Activities	75	(51)	(24)
Total Cash Flows Provided by (Used in) Operating Activities	61	(478)	31

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(73)	(114)	(35)
Proceeds from Disposition of Assets	8	45	2
Proceeds from Disposition of Businesses, Net	—	301	—
Other Investing Activities	(21)	(9)	(6)
Net Cash Provided by (Used in) Investing Activities	(86)	223	(39)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(5)	(17)	(3)
Borrowings (Repayments) of Short-term Debt, Net	7	298	10
Other Financing Activities, Net	(14)	(12)	(11)
Net Cash Provided by (Used in) Financing Activities	(12)	269	(4)

Free Cash Flow [2]:
Cash Flows Provided by (Used in) Operating Activities	$61	$(478)	$31
Capital Expenditures for Property, Plant and Equipment	(73)	(114)	(35)
Proceeds from Disposition of Assets	8	45	2
Free Cash Flow [2] [3]	$(4)	$(547)	$(2)
[1]Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2]Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.
[3]Predecessor Free Cash Flow for the second quarter of 2019 was negative $265 million and was comprised of cash used in operating activities of $229 million less capital expenditures of $55 million plus proceeds from the disposition of assets of $19 million.

Weatherford International plc
Quarterly Selected Statements of Operations Information (Unaudited)
($ in Millions)

	Successor		Predecessor	Successor	Predecessor
			Quarter	Six Months	Six Months
	Quarter Ended		Ended	Ended	Ended
	6/30/20	3/31/20	6/30/19	06/30/20	06/30/19
Revenues
Western Hemisphere	$310	$588	$719	898	$1,445
Eastern Hemisphere	511	627	590	1,138	1,210
Total Revenues	$821	$1,215	$1,309	$2,036	$2,655
Adjusted EBITDA[1]
Western Hemisphere	$6	$76	$57	$82	$115
Eastern Hemisphere	100	127	99	227	192
Adjusted Segment EBITDA	106	203	156	309	307
Corporate and Other	(27)	(25)	(27)	(52)	(50)
Total Adjusted EBITDA	$79	$178	$129	257	257
Operating Income (Loss)
Western Hemisphere	$(23)	$29	$11	6	20
Eastern Hemisphere	15	18	28	33	48
Segment Operating Income	(8)	47	39	39	68
Corporate Expenses	(26)	(26)	(32)	(52)	(64)
Long-lived Assets Impairment [2]	(178)	(640)	(13)	(818)	(20)
Inventory Charges [3]	(134)	—	—	(134)	—
Goodwill Impairment [2]	(72)	(167)	(102)	(239)	(331)
Restructuring and Other Charges [4]	(79)	(36)	(48)	(115)	(98)
Prepetition Charges	—	—	(76)	—	(86)
Gain on Sale of Business	—	—	114	—	112
Total Operating Loss	$(497)	$(822)	$(118)	$(1,319)	$(419)
Depreciation and Amortization
Western Hemisphere	$29	47	$45	$76	$93
Eastern Hemisphere	85	109	70	194	142
Corporate	(1)	1	1	—	4
Total Depreciation and Amortization	$113	157	$116	$270	$239
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology.
[2]Represents an impairment after a fair value assessment of our business and assets for the periods presented.
[3]Represents inventory charges for the second quarter of 2020 related to the decline in demand domestically and internationally.
[4]Represents primarily restructuring, facility consolidation and severance costs and includes certain other charges for the periods presented.

Weatherford International plc
Quarterly Selected Statements of Operations Information (Unaudited) - Product Line Revenues
($ in Millions)

	Successor			Predecessor		Predecessor
			Period From	Period From	Non-GAAP
	Quarter Ended		12/14/19 to	10/01/19 to	Combined	Quarter Ended
	6/30/20	3/31/20	12/31/19	12/13/19	Results	9/30/19	6/30/19	3/31/19
Product Line [1] Revenues
Production and Completions	$405	$599	$136	$469	$605	$613	$636	$641
Drilling, Evaluation and Intervention	416	616	125	516	641	701	673	705
Total Product Line Revenues	$821	$1,215	$261	$985	$1,246	$1,314	$1,309	$1,346

[1]During the second quarter of 2020 to support the streamlining and realignment of the businesses, we combined our prior reported four product lines into two product lines. Our two primary product lines are as follows: (1) Production and Completions and (2) Drilling, Evaluation and Intervention. Production and Completions includes Artificial Lift Systems, Stimulation and Testing and Production Services, Completion Systems, Liner Systems and Cementing Products. Drilling, Evaluation and Intervention includes Drilling Services, Managed Pressure Drilling, Wireline Services, Tubular Running Services, Intervention Services, and Drilling Tools and Rental Equipment.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Successor		Predecessor	Successor	Predecessor
			Quarter	Six Months	Six Months
	Quarter Ended		Ended	Ended	Ended
	6/30/20	3/31/20	6/30/19	6/30/20	6/30/19
Operating Income (Loss):
GAAP Operating Loss	$(497)	$(822)	$(118)	$(1,319)	$(419)
Impairments and Other Charges	463	843	239	1,306	535
Gain on Sale of Business	—	—	(114)	—	(112)
Operating Non-GAAP Adjustments	463	843	125	1,306	423
Non-GAAP Adjusted Operating Income (Loss)	$(34)	$21	$7	$(13)	$4

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(567)	$(914)	$(279)	$(1,481)	$(744)
Operating Non-GAAP Adjustments	463	843	125	1,306	423
Reorganization Items	—	9	—	9	—
Non-GAAP Adjustments Before Taxes	463	852	125	1,315	423
Non-GAAP Loss Before Income Taxes	$(104)	$(62)	$(154)	$(166)	$(321)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(12)	$(44)	$(33)	$(56)	$(45)
Tax Effect on Non-GAAP Adjustments	(2)	(7)	2	(9)	(6)
Non-GAAP Provision for Income Taxes	$(14)	$(51)	$(31)	$(65)	$(51)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(581)	$(966)	$(316)	$(1,547)	$(797)
Non-GAAP Adjustments, net of tax	461	845	127	1,306	417
Non-GAAP Net Loss	$(120)	$(121)	$(189)	$(241)	$(380)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(8.30)	$(13.80)	$(0.31)	$(22.10)	$(0.79)
Non-GAAP Adjustments, net of tax	6.59	12.07	0.12	18.66	0.41
Non-GAAP Diluted Loss per Share	$(1.71)	$(1.73)	$(0.19)	$(3.44)	$(0.38)

Weatherford International plc
Quarterly Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA (Unaudited)
($ in Millions)

	Successor		Predecessor
			Quarter
	Quarter Ended		Ended
	6/30/20	03/31/20	6/30/19
Net Loss Attributable to Weatherford	$(581)	$(966)	$(316)
Net Income Attributable to Noncontrolling Interests	2	8	4
Net Loss	(579)	(958)	(312)
Interest Expense, Net	59	58	160
Income Tax Provision	12	44	33
Depreciation and Amortization	113	157	116
EBITDA	(395)	(699)	(3)

Other (Income) Expense Adjustments:
Reorganization Items	—	9	—
Impairments and Other Charges	463	843	239
Gain on Sale of Business	—	—	(114)
Stock-Based Compensation	—	—	6
Other Non-Operating Expense, Net	11	25	1
Adjusted EBITDA [1]	$79	$178	$129
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology. See continuation of Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow in the last table.

Weatherford International plc
Full Year Reconciliation of GAAP to Non-GAAP Financial Measures - EBITDA (Unaudited)
($ in Millions)

	Successor	Predecessor
	Six Months	Six Months
	Ended	Ended
	06/30/20	6/30/19
Net Loss Attributable to Weatherford	$(1,547)	$(797)
Net Income Attributable to Noncontrolling Interests	10	8
Net Loss	(1,537)	(789)
Interest Expense, Net	117	315
Income Tax Provision	56	45
Depreciation and Amortization	270	239
EBITDA	(1,094)	(190)

Other (Income) Expense Adjustments:
Reorganization Items	9	—
Impairments and Other Charges	1,306	535
Gain on Sale of Business	—	(112)
Stock-Based Compensation	—	14
Other Non-Operating Expense, Net	36	10
Adjusted EBITDA [1]	$257	$257
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology. See continuation of Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow in the last table.

Weatherford International plc
Quarterly and Full Year GAAP to Non-GAAP Financial Measures (Continued From EBITDA Tables)
Adjusted EBITDA to Unlevered Free Cash Flow and Free Cash Flow (Unaudited)
($ in Millions)

	Successor		Predecessor	Successor	Predecessor
			Quarter	Six Months	Six Months
	Quarter Ended		Ended	Ended	Ended
	6/30/20	3/31/20	6/30/19	6/30/20	6/30/19
Adjusted EBITDA [1]	$79	$178	$129	$257	$257
Cash From (Used) for Working Capital	130	(83)	(127)	47	(174)
Capital Expenditures for Property, Plant and Equipment	(35)	(38)	(55)	(73)	(114)
Cash Paid for Taxes	(19)	(21)	(16)	(40)	(51)
Cash Paid for Severance and Restructuring	(58)	(17)	(18)	(75)	(52)
Other	11	(19)	(111)	(8)	(189)
Unlevered Free Cash Flow	$108	$—	$(198)	$108	$(323)
Cash Paid for Interest	(110)	(2)	(67)	(112)	(224)
Free Cash Flow [2]	$(2)	$(2)	$(265)	$(4)	$(547)
[1]In the first quarter of 2020 the Company began reporting adjusted EBITDA excluding the burden of stock-based compensation. Historical periods have been restated to reflect this methodology.
[2]Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.